Exhibit 10.1

Enbridge Pipelines Inc.

(“Enbridge”)

Mainline Tolling Settlement

(“MTS Agreement”)

December 15th, 2023

Part I – Introductory Matters		4
1.	Recitals	4

Part II – Interpretation		5
2.	Definitions	5
3.	Interpretation	19
4.	Schedules	20

Part III – Principles		21
5.	Principles	21

Part IV – Term and Applicability		23
6.	Term of Settlement	23
7.	Applicability of MTS vs. Canadian Agreements	23
8.	Applicability of MTS vs. US Agreements	24

Part V – Tolls, Surcharges and Allowance Oil Revenue		24
9.	International Joint Tariff Tolls	24
10.	Canadian Local Tolls	25
11.	MTS Financial Return Calculation	25
12.	Surcharges and Sur-Credits	28
	(a) The Line 3 Replacement Surcharge	29
	(b) The Line 3 Minnesota Abandonment Surcharge	31
	(c) The Land Matters Consultation Initiative Surcharge	31
	(d) The MTS Relocation and Tunnel Surcharges	32
	(e) The Interim Period Refund Sur-Credits	34
	(f) The Collar True-Up Surcharge or True-Up Sur-Credit	35
	(g) Prospective Collar True-Up Surcharge and Prospective Collar True-Up Sur-Credit	37
	(h) The Non-Performance Penalty Credit	39
	(i) Other Surcharges As Agreed To By The Parties	39
13.	Tankage Tolls	40
14.	Allowance Oil Revenue	40

Part VI – Adjustments & Escalations		41
15.	Tankage Adjustments	41
16.	Annual Operation & Administrative Cost Escalator	42
17.	Power Escalator	42
18.	No Negative Escalation	43
19.	Required Regulatory Adjustments	43
20.	Process for Toll Adjustments	44
21.	Contingent Toll Adjustments	44

Part VII – Line 5		44
22.	Line 5 Spending Principles	44
23.	Line 5 Reporting and Spending Approval	45
24.	Line 5 Class 4 Cost Estimates for the Tunnel and Relocation Projects	47
25.	Line 5 Capital Treatment	47
26.	Line 5 Cancellation and Cost Recovery	48

Part VIII – Representative Stakeholder Group Matters		49
27.	Representative Stakeholder Group Agreement	49
28.	Formation of MTS Management Subcommittee and Line 5 Project Subcommittee	49
29.	Formation of Renegotiation Subcommitee	50

Part IX – Capital Expenditures and Other RSG Reporting and Approvals		51
30.	Capital Expenditures	51
31.	Major Capital Project Approvals	51
32.	Affiliate Transaction Approvals	51
33.	No Other Approvals Required	52
34.	No Obligation to Proceed With Any Project	52
35.	Capital Reporting	52
36.	Power Transaction Reporting	52
37.	Reporting on Fines, Penalties, Damages, and Remedial Actions	52

Part X – General		53
38.	Accounting	53
39.	Affiliates	53
40.	Audit	53
41.	CER Filings	54
42.	Dispute Resolution	54
43.	End of Term Matters	54
44.	Entire Agreement	55
45.	General Tankage Principles	55
46.	Notice of Change in Certain Policies and Regulation	56
47.	Pro-Forma Tariff	56
48.	Levels of Service	56
49.	Source Data	56

PART I – INTRODUCTORY MATTERS

1.	RECITALS

1.1

Enbridge is a body corporate continued under the laws of Canada, having its registered office in the City of Calgary and in the Province of Alberta. Enbridge owns and operates those assets set forth in Part 1 of Schedule “A” (the “Canadian Mainline”). The Canadian Mainline is a common carrier pipeline system regulated by the Canada Energy Regulator (“CER”) in accordance with the Canadian Energy Regulator Act.

1.2

Enbridge Energy, Limited Partnership (“EELP”) owns and operates those assets set forth in Part 2 of Schedule “A” (the “Lakehead System”). The Lakehead System is a pipeline system regulated by the Federal Energy Regulatory Commission (“FERC”).

1.3

Together, the Canadian Mainline and Lakehead System, as such assets may be modified, expanded, extended or abandoned from time to time, comprise the “Enbridge Mainline”. The pipeline system configuration map for the Enbridge Mainline as of the date hereof is set forth in Part 3 of Schedule “A”.

1.4

This MTS Agreement establishes international joint tolls for transportation, inclusive of receipt and delivery terminalling services, of all Petroleum shipped from Western Canadian receipt points located on the Canadian Mainline to delivery points located on the Lakehead System and to other delivery points that are located downstream of the Lakehead System on the Canadian Mainline (“IJT Service”).

1.5

In addition, this MTS Agreement establishes Canadian local tolls for transportation, inclusive of receipt and delivery terminalling services, of Petroleum wholly within Canada between receipt and delivery points located on the Canadian Mainline (“CLT Service”).

1.6

The Lakehead Cost of Service Settlement Agreement,[1] which was negotiated in conjunction with this MTS Agreement, and the other US Agreements govern the transportation of Petroleum and other related services provided solely within the United States of America (“US”) between receipt and delivery points located on the Lakehead System (“Local Lakehead Service”). Local Lakehead Service is provided by EELP and the corresponding tolls for such Local Lakehead Service (“Local Lakehead Toll(s)”) are the subject of FERC regulation. Local Lakehead Tolls do not apply to Petroleum transported pursuant to IJT Service or CLT Service.

1.7

This MTS Agreement does not provide an international joint tariff for the transportation of Petroleum originating from receipt points on the Lakehead System to downstream delivery points on the Canadian Mainline or any related services. In the absence of any such international joint tariff, all cross-border shipments originating from receipt points on the Lakehead System and terminating at downstream delivery points on the Canadian Mainline are (i) transported pursuant to both Local Lakehead Service and CLT Service, and (ii) charged the corresponding Local Lakehead Toll for Local Lakehead Service from a receipt point on the Lakehead System to the International Boundary and the corresponding CLT Toll for CLT Service from the International Boundary to a delivery point on the Canadian Mainline.

1.8	This MTS Agreement does not prohibit any future joint tariffs.

PART II – INTERPRETATION

2.	DEFINITIONS

2.1	The following terms used in this MTS Agreement have the meanings set out below:

(a)	“AEDC” means allowance for equity during construction.

(b)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

[1]	The Lakehead Cost of Service Settlement Agreement

For the purposes of this definition, “Control” (and its correlative terms) means the possession, directly or indirectly, of the right to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)	“AIDC” means allowance for interest during construction.

(d)	“AFUDC” means an allowance for funds used during construction.

(e)

“Allowance Oil” means the percentage of all Petroleum tendered to the Enbridge Mainline, which Enbridge is entitled to deduct or take in kind from Enbridge Mainline shipments as more fully described in Article 14 and the Transportation Rules and Regulations.

(f)	“Annual Update Report(s)” means the annual reports for the Tunnel Project and Relocation Project that are more fully described in Article 23.

(g)

“Backstopping Agreement” means an agreement between Enbridge (or an Enbridge Affiliate) and supporting Shipper(s) in which Enbridge (or its Affiliate) will, subject to regulatory approval, undertake to construct a Shipper-supported Enbridge Mainline project provided that the supporting Shipper(s) ensure that the annual revenue requirement associated with the project is fully met and is the financial obligation of the supporting Shipper(s). The exact form of a Backstopping Agreement will be developed on a project-by-project basis. However, each Backstopping Agreement will provide for the full return on and of capital invested by Enbridge or its Affiliate, as applicable, and allow for Enbridge or its Affiliate, as applicable, to recover costs in the event that the Shipper-supported project is cancelled or does not obtain any requisite approvals.

(h)

“Base CLT Toll(s)” means tolls for terminalling and transmission for CLT Service that (i) are comprised of an O&A cost component, a power cost component, and a fixed cost component, (ii) are denominated in CAD, and (ii) exclude any applicable surcharges and sur-credits. The Base CLT Tolls for each commodity and route pairing are set forth in Schedule “C” and may be adjusted from time to time as described herein.

(i)	“Base IJT Toll(s)” means the tolls for terminalling and transmission for IJT Service and consist of the CAD Base IJT Toll and the USD Base IJT Toll.

(j)	“BBL” means 0.1589872891 cubic meters of Petroleum at a temperature of fifteen degrees Celsius (15°C) and a vapour pressure of one (1) atmosphere (101.325 kilopascals).

(k)	“BBL mile” means a unit of measurement equivalent to the transportation of one (1) BBL of Petroleum for one (1) mile.

(l)	“bps” means basis points.

(m)	“Breakout Service” means the use of tank capacity to relieve surges on the Enbridge Mainline or to receive and store Petroleum as part of the transmission service provided by the Enbridge Mainline.

(n)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the Province of Alberta.

(o)	“CAD” means Canadian dollars.

(p)

“CAD Base IJT Toll(s)” means that portion of the Base IJT Toll that (i) is posted and charged in CAD, (ii) is comprised of a CAD O&A cost component, a CAD power cost component, and a CAD fixed cost component, and (iii) excludes any applicable surcharges and sur-credits. The CAD Base IJT Tolls are further described in Article 9, are set forth for each commodity and route pairing in Schedule “B”, and may be adjusted from time to time as described herein.

(q)

“CAD IJT Component” means that portion of the IJT Tolls that is (i) posted and charged in CAD, and (ii) is comprised of the CAD Base IJT Toll(s) plus any applicable surcharges and sur-credits that are posted and charged in CAD.

(r)	“Canada L3R Surcharge” has the meaning set forth in Articles 12.3.

(s)

“Canadian Agreements” means those existing agreements and/or settlements governing the transportation of Petroleum and related services on the Canadian Mainline that are set forth in Schedule “N”, as may be amended or extended.

(t)	“Canadian Energy Regulator Act” means the Canadian Energy Regulator Act, SC 2019, c 28, s 10.

(u)	“Canadian Mainline” has the meaning set forth in Article 1.1.

(v)

“Capital Expenditure(s)” means any expenditures on the Enbridge Mainline that (i) require capitalizations as fixed assets under the Oil Pipeline Uniform Accounting Regulations, and (ii) are prudent and reasonable. Capital Expenditures may be made in respect of maintenance, integrity, equipment additions, improvements, and new facilities.

(w)	“CAPP” means the Canadian Association of Petroleum Producers or any successor thereof.

(x)	“Carry Forward Offset Amount” has the meaning set forth in Article 18.1.

(y)	“CER” has the meaning set forth in Article 1.1.

(z)	“Chicago” means those delivery points located at Lockport, Mokena, and Flanagan in the State of Illinois and at Griffith in the State of Indiana.

(aa)

“CLT Toll(s)” means the Canadian local tolls for CLT Service that are posted and charged in CAD and comprised of the Base CLT Tolls and the applicable surcharges and sur-credits, as more particularly described in Article 10.

(bb)	“CLT Refund” has the meaning set forth in Article 12.17.

(cc)	“CLT Service” has the meaning set forth in Article 1.5.

(dd)	“CMI Report” has the meaning set forth in Article 35.1.

(ee)	“Collar” has the meaning set forth in Article 12.18.

(ff)	“Collar Ceiling” has the meaning set forth in Article 12.18.

(gg)	“Collar Floor” has the meaning set forth in Article 12.18.

(hh)

“Commodity Adjusted” means the application of an adjustment factor to convert the toll applicable to LCE Petroleum to the applicable type of Petroleum, which factor shall be those set forth in the applicable tolls tariffs.

(ii)	“Crude Petroleum” has the meaning ascribed to it in the Transportation Rules and Regulations.

(jj)	“Declining Bracket Rate Mechanism” means the methodology approved by the NEB on March 24, 2006 pursuant to Order no. A-TT-FT-ENB 09 (4200-E101-9).

(kk)	“Dispute” has the meaning set forth in Article 42.1.

(ll)	“Dispute Notice” has the meaning set forth in Article 42.1.

(mm)	“EELP” has the meaning set forth in Article 1.2.

(nn)	“EEP” means Enbridge Energy Partners, L.P, an Affiliate of Enbridge.

(oo)	“Effective Date” has the meaning set forth in Article 6.1.

(pp)	“Enbridge” means Enbridge Pipelines Inc.

(qq)

“Enbridge Canadian Affiliate Relationship Code” means the code of conduct dated July 31, 2015 that establishes parameters and standards for transactions, information sharing, and the sharing of services between Enbridge, its Affiliates, and representatives while permitting each to achieve appropriate efficiencies and economies of scope and scale, as may be amended or replaced from time to time, and which is accessible on Enbridge’s website.[2]

(rr)	“Enbridge Mainline” has the meaning set forth in Article 1.3.

(ss)

“Enbridge US FERC Code of Conduct” means the Enbridge United States Liquid Pipelines FERC Code of Conduct dated May 13, 2016, as may be amended or replaced from time to time, which applies to the Lakehead System.

(tt)

“Facilities Surcharge Mechanism” means the cost of service-based tariff mechanism which allows EELP to recover the actual costs associated with particular Shipper-requested projects through an incremental surcharge on top of existing base rates and other FERC approved surcharges already in effect, as such mechanism was approved by the FERC pursuant to Docket No. OR04-2-000 (June 30, 2004).

(uu)	“FERC” has the meaning set forth in Article 1.2.

(vv)	“Forecast True-Up Amount” has the meaning set forth in Article 12.21.

(ww)	“Foreign Exchange Rate” means, with respect to a month, the monthly average WM/Refinitiv 12:00 pm noon Eastern Standard Time foreign exchange rate for converting CAD into USD or vice versa.

[2]	www.enbridge.com/investment-center/corporate-governance/key-documents

(xx)

“Government Authority” means any municipal, provincial, state or federal government of Canada or the US and any court, regulator, tribunal, board or commission having jurisdiction over a Person, property, transaction or event.

(yy)	“Gretna Station” means Enbridge’s facilities, pipelines, and terminal located near the International Boundary between Canada and the US near Gretna, Manitoba.

(zz)	“IJT Refund” has the meaning set forth in Article 12.17.

(aaa)	“IJT Toll(s)” means the international joint tariff tolls for IJT Service that are comprised of the CAD IJT Component and the USD IJT Component, and are more particularly described in Article 9.

(bbb)	“IJT Service” has the meaning set forth in Article 1.4.

(ccc)	“IJT L3R Surcharge” has the meaning set forth in Articles 12.3 and 12.4.

(ddd)

“Impermissible Monetary Consequences” means (i) fines or penalties imposed, rendered or assessed against Enbridge or any of its Affiliates by a Government Authority for failing to comply with any applicable law, permit, or Order, and (ii) punitive damages assessed against Enbridge or any of its Affiliates and awarded to any Person by a Government Authority for negligence, trespassing or failing to comply with its or their construction plans.

(eee)

“Integrity Capital” means Capital Expenditures incurred to repair, maintain or replace portions of the Enbridge Mainline to prevent, monitor or mitigate integrity threats to the Enbridge Mainline, including any associated receipt tanks, delivery tanks, Breakout Service tanks, terminals and other facilities.

(fff)	“Interim Period Refund Sur-Credits” means the Interim CLT Sur-Credit and the Interim IJT Sur-Credit described in Article 12.17.

(ggg)	“kbpd” means thousand BBL per day.

(hhh)	“L3R Surcharge” or “Line 3R Surcharge” means the Line 3 replacement surcharge, as more fully described in Articles 12.3 through 12.6.

(iii)	“Lakehead System” has the meaning set forth in Article 1.2.

(jjj)	“Lakehead Cost of Service Settlement Agreement” means the Offer of Settlement in FERC Docket Nos. IS21-352-000 and DO21-15-000 filed with the FERC on May 24, 2023.

(kkk)	“LCE” means light crude oil equivalent.

(lll)

“Line 3R IRS” means both issue resolution sheet IRS 2013-02-A (Canada) and IRS 2013-02-B (US), which were both approved by the RSG on February 26, 2014 and are accessible through a hyperlink contained in Schedule “E”.

(mmm)	“Line 3 Replacement” means the Line 3 Replacement Project, the scope and description of which is more particularly described in the Line 3R IRS.

(nnn)

“Line 3 Replacement Class 4 Estimate” means the Class 4 cost estimate of the Line 3 Replacement capital costs, including AFUDC and decommissioning, which was estimated to be four billion eight hundred and twenty five million (CAD $4,825,000,000) Canadian dollars for the Canadian portion of the Line 3 Replacement and two billion six hundred and sixteen million (USD $2,616,000,000) United States dollars for the US portion of the Line 3 Replacement, as presented by Enbridge to the RSG on June 10, 2014.

(ooo)

“Line 5 Credit” means one billion and thirty-four million (CAD $1,034,000,000) Canadian dollars, which is comprised of three hundred and ninety million (CAD $390,000,000) Canadian dollars of Capital Expenditures already paid or incurred by Enbridge or its Affiliates up to December 31, 2022 and six hundred and forty-four million (CAD $644,000,000) Canadian dollars of future Capital Expenditures to be paid or incurred by Enbridge or its Affiliates from and after January 1, 2023 pertaining to the Tunnel Project and Relocation Project.

(ppp)	“Line 5 Projects Subcommittee” has the meaning set forth in Article 28.2.

(qqq)

“LMCI” or “Land Matters Consultation Initiative” means the NEB Land Matters Consultation Initiative Stream 3 – Pipeline Abandonment – Financial Issues, regarding abandonment cost estimate (“ACE”) and set-aside and collection mechanism (“SAM-COM”), including RH-2-2008, MH-001-2012, MH-001-2013, the Five-Year Review of ACE and SAM-COM 2021, and the decisions, directions, and Orders issued in those proceedings or any other existing or future proceedings established by the NEB or CER in connection with the abandonment of pipelines that are applicable to the Canadian Mainline.

(rrr)	“LMCI Surcharge” means the surcharge that recovers the funds that Enbridge is required to set aside pursuant to the Land Matters Consultation Initiative.

(sss)	“Local Lakehead Service” has the meaning set forth in Article 1.6.

(ttt)	“Local Lakehead Toll(s)” has the meaning set forth in Article 1.6.

(uuu)

“Major Capital Project” means any Enbridge Mainline project, including Enbridge Mainline tankage, with actual or expected Capital Expenditures greater than one hundred and fifty million (CAD $150,000,000) Canadian dollars other than Integrity Capital projects.

(vvv)

“MARA Impact(s)” means any impact caused by existing or future transportation service agreements between Enbridge or its Affiliates and Shippers that result in either higher or lower revenue to the Canadian Mainline than the revenue that would have otherwise been derived from posted tolls, whether due to premiums, discounts, rebates, incentives, subsidies or otherwise.

(www)

“Minnesota Abandonment Surcharge” means the surcharge that recovers the funds that EELP is required to set aside pursuant to any MPUC Order made in respect of the MPUC Decommissioning Trust Process for the Line 3 Replacement.

(xxx)	“MPUC” means the Minnesota Public Utilities Commission or its successor.

(yyy)

“MPUC Decommissioning Trust Process” means the decisions, directions, and Orders issued in the Matter of the Decommissioning Trust Fund for the Enbridge Energy, Limited Partnership Line 3 Replacement Pipeline in Docket No. PL-9/CN-21-823, and any future proceeding established by the MPUC or MPUC decisions made in connection with the decommissioning of the Line 3 Replacement Pipeline, otherwise known as Line 93.

(zzz)	“MTS Agreement” means this MTS Agreement, including the recitals and all Schedules, Appendices, and Exhibits attached hereto.

(aaaa)

“MTS Financial Model” means the Excel spreadsheet titled “MTS Financial Model” that is maintained by Enbridge and substantially in the form sent to CAPP by email dated November 8, 2023 and set forth in Schedule “Q”.

(bbbb)

“MTS Financial Return” means the return on equity values calculated for the purposes of this MTS Agreement, for each of the Canadian Mainline, the Lakehead System, or the Enbridge Mainline as a whole, as applicable, using the MTS Financial Model.

(cccc)	“MTS Management Subcommittee” has the meaning set forth in Article 28.1.

(dddd)

“MTS Relocation Surcharge” means the surcharge established to recover the approved Recoverable Line 5 Capital that pertains to the Relocation Project, as more fully described in Articles 12.9 through 12.16.

(eeee)	“MTS Tunnel Surcharge” means the surcharge established to recover the approved Recoverable Line 5 Capital that pertains to the Tunnel Project, as more fully described in Articles 12.9 through 12.16.

(ffff)	“NEB” means the National Energy Board, the predecessor to the CER.

(gggg)	“NGL” means Natural Gas Liquids as defined in the Transportation Rules and Regulations.

(hhhh)	“Non-Performance Penalty” has the meaning set forth in the Transportation Rules and Regulations.

(iiii)

“Non-Performance Penalty Credit” means the credit to the Shippers that is derived from revenues collected or imposed by Enbridge or its Affiliates in relation to the Non-Performance Penalty, as more particularly described in Article 12.24.

(jjjj)	“Oil Pipeline Uniform Accounting Regulations” means the Oil Pipeline Uniform Accounting Regulations as issued by the CER in Canada and pursuant to 18 C.F.R. Part 352 in the US.

(kkkk)	“Order” means an order or directive from a Government Authority.

(llll)	“Over/Short Position” has the meaning ascribed to it in Enbridge’s Practice Applicable to Automatic Balancing.

(mmmm)	“O&A” means operational and administrative cost components.

(nnnn)	“O&A Escalator” has the meaning set forth in Article 16.1.

(oooo)	“Party” means either Enbridge or the RSG, as the context so requires, and “Parties” means both Enbridge and the RSG.

(pppp)	“Petroleum” means Crude Petroleum, Natural Gas Liquids, and Refined Petroleum Products.

(qqqq)

“Person” is to be broadly interpreted and includes an individual, corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Government Authority, an executor or administrator or other legal or personal representative, or any judicial entity.

(rrrr)

“Practice Applicable to Automatic Balancing” means the Enbridge “Practice Applicable to Automatic Balancing” dated April 1, 2019, as may be amended from time to time, and which is available on Enbridge’s website.[3]

(ssss)	“Power Escalator” has the meaning set forth in Article 17.1.

(tttt)	“Power Report” has the meaning set forth in Article 36.1.

(uuuu)	“Prospective Collar Sur-Credit” has the meaning set forth in Article 12.21.

(vvvv)	“Prospective Collar Surcharge” has the meaning set forth in Article 12.21.

(wwww)	“Recoverable Line 5 Capital” has the meaning set forth in Article 12.9.

(xxxx)	“Refined Petroleum Products” has the meaning ascribed to it in the Transportation Rules and Regulations.

(yyyy)

“Relocation Project” means the project that involves the relocation of a 12 mile section of the existing Line 5 pipeline from the Bad River Reservation and replacing it with approximately 41 miles of thirty (30) inch diameter pipeline around the external boundaries of the Bad River Reservation.

(zzzz)

“RSG” means, as the context so requires, either the “Representative Shipper Group” or its successor, the “Representative Stakeholder Group”, which is comprised of the Interested Parties, as defined and more particularly described in the Representative Stakeholder Group Agreement attached hereto as Schedule “M”.

[3]	Enbridge Pipelines Inc Canadian Mainline Tariffs—Enbridge Inc.

(aaaaa)	“RSG Member” has the meaning ascribed to it in Schedule “M”.

(bbbbb)

“RSG Vote” means a vote by the RSG that is conducted in accordance with Article 9 of the Representative Stakeholder Group Agreement attached hereto as Schedule “M” on an issue resolution sheet submitted to the RSG by Enbridge, and an issue resolution sheet is approved pursuant to an RSG Vote provided that the result of the vote satisfies the criteria for approval set forth in the Representative Stakeholder Group Agreement.

(ccccc)	“RT Rules and Regulations Tariff” means the Receipt Tankage Rules and Regulations Tariff that is available on Enbridge’s website,[4] as may be amended and approved by the CER from time to time.

(ddddd)	“Shipper” has the meaning set forth in the Transportation Rules and Regulations.

(eeeee)	“Term” has the meaning set forth in Article 6.1.

(fffff)	“Test Year” means the test year case set forth in the MTS Financial Model.

(ggggg)

“Transportation Rules and Regulations” means all transportation rules and regulations that are in place for the Canadian Mainline or the Lakehead System, as applicable, and as may be amended and approved by the CER or the FERC from time to time.

(hhhhh)	“True-Up Amount” has the meaning set forth in Article 12.18. During the Term of this MTS Agreement, all true-up adjustments will not have any interest applied.

(iiiii)	“True-Up Recovery Period” has the meaning set forth in Article 12.18.

(jjjjj)	“True-Up Surcharge” has the meaning set forth in Article 12.18.

(kkkkk)	“True-Up Sur-Credit” has the meaning set forth in Article 12.18.

[4]	www.enbridge.com/Projects-and-Infrastructure/For-Shippers/Tariffs/Enbridge-Pipelines-Inc-Canadian-Mainline-Tariffs

(lllll)

“Tunnel Project” means the project that involves the construction of a utility tunnel that (i) will include a thirty (30) inch diameter pipeline, (ii) allow for a subsurface crossing of the Straits of Mackinac, between Mackinac County in Michigan’s Upper Peninsula and Emmet Country in Michigan’s Lower Peninsula, and (iii) is intended to replace the existing portion of Line 5 that crosses the Straits of Mackinac.

(mmmmm)	“US” has the meaning set forth in Article 1.6.

(nnnnn)

“US Agreements” means all existing and future agreements and/or settlements for the transportation of Petroleum on the Lakehead System, including those agreements and settlements set forth in Schedule “O”.

(ooooo)

“USD Base IJT Toll(s)” means that portion of the Base IJT Toll that (i) is posted and charged in USD, (ii) is comprised of a USD O&A cost component, a USD power cost component, and a USD fixed cost component, and (iii) excludes any applicable surcharges and sur-credits. The USD Base IJT Tolls are further described in Article 9, are set forth for each commodity and route pairing in Schedule “B”, and may be adjusted from time to time as described herein.

(ppppp)

“USD IJT Component” means that portion of the IJT Toll(s) that (i) is posted and charged in USD, and (ii) is comprised of the USD Base IJT Toll and any applicable surcharges and sur-credits that are posted and charged in USD.

(qqqqq)	“US CPI-U” means the consumer price index data reported for urban consumers that is published by the US Bureau of Labor Statistics and identified by series identification no. CUUR0000SA0.

(rrrrr)	“USD” means United States dollars.

(sssss)	“UTR” means unit transmission rate, which is expressed as a dollar amount per BBL mile.

(ttttt)

“Volume Event” means a known event with respect to which Enbridge has provided evidence to support a reasonable expectation that such event will significantly increase or decrease the volume of throughputs on the Enbridge Mainline.

3.	INTERPRETATION

3.1	In this MTS Agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	reference to any gender includes all genders;

(c)	a grammatical variation of a defined term has a corresponding meaning;

(d)	the word “includes”, “including” and other similar expressions mean “includes (or including) without limitation”;

(e)

reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

(f)	references to an Article, Section, Subsection, Paragraph, or Schedule by number or letter or both refer to this MTS Agreement;

(g)	the division of the MTS Agreement, the recitals, table of contents, and headings are for convenience only and shall not affect the construction or interpretation of the MTS Agreement;

(h)	all references to currency are to the lawful money of Canada;

(i)	the phrases “the aggregate of”, “the total of”, “the sum of”, or a similar phrase means “the aggregate (or total or sum), without duplication, of”;

(j)

where any payment or calculation is to be made, or any other direction is to be taken, on or as of a day that is not a Business Day, that payment, calculation or action is to be taken on or as of the next Business Day; and

(k)	references to time of day or date are references to the local time or date in Calgary, Alberta.

3.2

In the event of any conflict or inconsistency between the provisions of this MTS Agreement and any Schedule attached hereto, the provisions of both the body of this MTS Agreement and the Schedules shall be considered in the resolution of any such conflict or inconsistency.

4.	SCHEDULES

4.1	The following Schedules are attached to and form part of this MTS Agreement:

(a)	Schedule “A” – Canadian Mainline, Lakehead System, and Enbridge Mainline Pipeline Configuration Map

(b)	Schedule “B” – CAD Base IJT Tolls and USD Base IJT Tolls

(c)	Schedule “C” – Base CLT Tolls

(d)	Schedule “D” – Tankage Tolls

(e)	Schedule “E” – L3R Surcharge

(f)	Schedule “F” – Calculation of Interim Period Refund Sur-Credits

(g)	Schedule “G” – Example MTS Financial Return and True-Up Calculations

(h)	Schedule “H” – Example O&A Escalator Calculations

(i)	Schedule “I” – Example Power Escalator Calculations

(j)	Schedule “J” – Example Negative Escalator Calculations

(k)	Schedule “K” – Initial O&A and Power Cost Components and Example Escalation

(l)	Schedule “L” – Example Prospective Collar Surcharge or Sur-Credit Calculations

(m)	Schedule “M” – Representative Stakeholder Group Agreement

(n)	Schedule “N” – Canadian Agreements

(o)	Schedule “O” – US Agreements

(p)	Schedule “P” – MTS Pro-Forma Tariff

(q)	Schedule “Q” – MTS Financial Model

(r)	Schedule “R” – MTS Toll Information Graphic

PART III – PRINCIPLES

5.	PRINCIPLES

5.1

The Parties agree that this MTS Agreement is only acceptable as a whole and that no one element of the MTS Agreement is acceptable to either Party in isolation from all other aspects of this settlement.

5.2

The Parties agree that the MTS Agreement, including the rate principles set forth herein, are the result of good faith arm’s length negotiations that have resulted in a settlement that is fair and equitable to Enbridge and all of its Shippers and appropriately allocates risks and rewards between Enbridge and its Shippers.

5.3

The Parties agree that this MTS Agreement, including the principles, toll design, and tolls contained herein, shall not form a precedent and is without prejudice with respect to any position that may be taken by Enbridge, the RSG, any member of the RSG or any other Person in respect of matters governed by the MTS for the periods following the expiry of this settlement. In particular, and without restricting the generality of the foregoing, the Parties agree that the selection of certain capital structures, interest rates, equity returns, operating costs, power costs, rate base amounts, allocations of revenue, escalators and other such factors referenced in this MTS Agreement or used in any Backstopping Agreement do not in any way form a precedent or represent the position of either Party as to what would be appropriate absent this MTS Agreement.

5.4

In all circumstances where this MTS Agreement requires the action, performance or cooperation of any Enbridge Affiliate, including EELP, or imposes an obligation or liability on any Enbridge Affiliate, including EELP, Enbridge will cause such Affiliate to act, perform or cooperate, and discharge such obligation or liability in accordance with this MTS Agreement, and Enbridge shall remain responsible for the completion of such action, performance or cooperation and the discharge of such obligation or liability.

5.5	The Parties agree that this MTS Agreement, including the tolling framework, is guided by the following key principles:

(a)	there is to be no priority access on the Enbridge Mainline during the Term;

(b)

the Base IJT Tolls, the Base CLT Tolls, and the Line 3R Surcharge result in equalized Test Year MTS Financial Returns for the Canadian Mainline and Lakehead System of twelve point six-five (12.65%) percent;

(c)

the initial negotiated toll for shipping heavy Crude Petroleum from Hardisty to Chicago is USD $4.6308 per BBL (assuming MTS Test Year variables throughout, an exchange rate of CAD $1.38 per USD, and a Line 3R Surcharge of USD $0.865 per BBL);

(d)

the CAD Base IJT Tolls, the USD Base IJT Tolls, the Base CLT Tolls, and the surcharges established herein were derived from and will continue to be tested by cost informed data and will be recovered in the jurisdiction and currency in which such costs are incurred;

(e)

The Enbridge Mainline will not subsidize any connecting carriers’ tolls or future upstream or downstream expansions, and neither the IJT Tolls nor the CLT Tolls will be adjusted or impacted due to any MARA Impact(s), which means that, for purposes of the MTS Financial Return calculation, revenues shall be determined by assuming that all shippers on the Enbridge Mainline (including current and future contract and uncommitted shippers) pay the same IJT Tolls between the same receipt and delivery points and that all BBLs that are shipped on the Enbridge Mainline will be used in the MTS Financial Return calculation; and

(f)	The transmission component of the CAD Base IJT Tolls, USD Base IJT Tolls, and Base CLT Tolls for all commodity and route pairings are distance adjusted and Commodity Adjusted within each jurisdiction.

PART IV – TERM AND APPLICABILITY

6.	TERM OF SETTLEMENT

6.1	The MTS Agreement becomes effective July 1, 2021 (the “Effective Date”) and continues until December 31, 2028 (the “Term”).

7.	APPLICABILITY OF MTS VS. CANADIAN AGREEMENTS

7.1

During the Term, the terms and conditions of the Canadian Agreements will be suspended and this MTS Agreement will supersede the Canadian Agreements. Enbridge will calculate the rate base of each of the assets comprising the Enbridge Mainline, including any additions, modifications, expansions or extensions thereto, in accordance with the depreciation parameters specified in this MTS Agreement, and Enbridge will report such rate base calculations to the RSG on an annual basis. Following the expiry of this MTS Agreement, any of the Canadian Agreements that were suspended during the Term and which have not yet expired or been terminated will automatically be reinstated as of the date of this MTS Agreement’s expiry. Any toll or other adjustments permitted pursuant to the reinstated Canadian Agreements shall continue thereafter and be calculated and applied in accordance with the terms and conditions of such Canadian Agreements for their respective then remaining terms, provided, however, that the assets that are the subject of the reinstated Canadian Agreements will, as of and from the reinstatement of such Canadian Agreements, be included in the Canadian Mainline rate base at their respective remaining undepreciated costs, as calculated in accordance with this MTS Agreement. For greater certainty and notwithstanding how the Canadian Agreements specify the calculation of depreciation, the depreciation of any such assets will be calculated during the Term in accordance with this MTS Agreement by using a twenty-eight (28) year depreciable life and a truncation date of December 31, 2048, and the remaining undepreciated costs of such assets as of the date such Canadian Agreements are reinstated shall be the remaining undepreciated costs of such assets as calculated in accordance with this MTS Agreement.

8.	APPLICABILITY OF MTS VS. US AGREEMENTS

8.1

The US Agreements will remain in place and the tariff rates on file with FERC and in effect, from time to time, pursuant to such US Agreements shall continue to be utilized in calculating the Local Lakehead Tolls during the Term. The Local Lakehead Tolls shall reflect the negotiated commercial terms contained in the Lakehead Cost of Service Settlement Agreement. The US Agreements shall not apply to Petroleum transported on the Enbridge Mainline vis-à-vis CLT Service or IJT Service.

PART V – TOLLS, SURCHARGES AND ALLOWANCE OIL REVENUE

9.	INTERNATIONAL JOINT TARIFF TOLLS

9.1

IJT Service shipments will be charged the IJT Toll. The IJT Toll is a dual currency toll, which will be filed with both the CER and FERC. The USD IJT Component will be posted and charged in USD and the CAD IJT Component of the IJT Toll will be posted and charged in CAD. The IJT Toll will be comprised of the CAD Base IJT Toll, the USD Base IJT Toll, and the surcharges and sur-credits applicable to IJT Services, as further described herein.

9.2

As of the Effective Date, the CAD Base IJT Toll for shipments of heavy Crude Petroleum from Hardisty to the International Boundary near Gretna Station will be CAD $1.6542 per BBL, the USD Base IJT Toll for shipments of heavy Crude Petroleum from the International Boundary near Neche, North Dakota to Chicago will be USD $2.5671 per BBL. The CAD Base IJT Tolls and USD Base IJT Tolls for all other receipt and delivery pairings that are set forth in Schedule “B” were established by calculating the distance adjustment and Commodity Adjustment for the transmission portion of the foregoing CAD Base IJT Toll and USD Base IJT Toll.

10.	CANADIAN LOCAL TOLLS

10.1

The CLT Service shipments will be charged the CLT Tolls. The CLT Tolls will be posted and charged in CAD and are comprised of the Base CLT Tolls and the surcharges and sur-credits applicable to CLT Service, as further described herein.

10.2

As of the Effective Date and prior to any adjustment made in accordance with Article 19.1, the Base CLT Tolls for shipments of heavy Crude Petroleum from Hardisty to the International Boundary near Gretna Station will be CAD $1.6542 per BBL. The Base CLT Tolls for all other receipt and delivery pairings set forth in Schedule “C” were established by calculating the distance adjustment and Commodity Adjustment of the transmission portion of the foregoing Base CLT Toll.

11.	MTS FINANCIAL RETURN CALCULATION

11.1

By April 1 of each year of the Term starting in 2024, Enbridge will calculate the Enbridge Mainline’s MTS Financial Return for the previous calendar year using actual data and the MTS Financial Model. Enbridge will provide the MTS Management Subcommittee with an updated Excel version of the MTS Financial Model and the data from the previous calendar year used to calculate the Enbridge Mainline MTS Financial Return. The inputs and calculations of the MTS Financial Model may be reviewed annually by the MTS Management Subcommittee or by an independent third party expert selected by the MTS Management Subcommittee, provided that such third party expert agrees to enter into a confidentiality agreement with Enbridge to ensure non-disclosure of confidential and commercially sensitive information. Subject to the exclusions contained in Article 11.2, the calculation of the MTS Financial Return will include the following inputs and variables for the Enbridge Mainline (without duplication):

(a)	the actual volume throughput for all BBLs transported on the Enbridge Mainline for all commodity types and directions of flow;

(b)	the total Enbridge Mainline rate base, including the Line 3 Replacement when calculated using the Line 3 Replacement Class 4 Estimate;

(c)	actual revenues relating to CAD Base IJT Tolls, USD Base IJT Tolls, Base CLT Tolls, and Local Lakehead Tolls;

(d)

actual revenues relating to the Enbridge Mainline for service provided pursuant to other transportation service agreements, provided that the associated revenues are adjusted to remove any MARA Impact, which means that all shipments on the Enbridge Mainline are accounted for as if the same toll determined in accordance with this MTS Agreement is paid between the same receipt and delivery points on the Enbridge Mainline;

(e)	actual revenues relating to the Enbridge Mainline’s receipt and delivery tankage;

(f)	actual costs included in and revenues relating to the MTS Tunnel Surcharge and the MTS Relocation Surcharge;

(g)	actual revenues relating to the Line 3R Surcharge;

(h)

any rate base, costs and revenues that arise from or are related to a Backstopping Agreement which was in place prior to January 1, 2023, provided, however, that any such Backstopping Agreement revenues shall be deemed to be the greater of the actual revenue received pursuant to a Backstopping Agreement and the Backstopping Agreement’s annual revenue requirement;

(i)	actual Allowance Oil revenue relating to the Enbridge Mainline;

(j)	actual O&A costs relating to the Enbridge Mainline;

(k)	actual power costs relating to the Enbridge Mainline;

(l)	actual depreciation expense and interest expense, as calculated in accordance with Article 11.3;

(m)	actual income tax expense relating to the Enbridge Mainline;

(n)	any other actual operating expenses or Capital Expenditures, including those incurred in response to a regulatory change or change in law relating to the Enbridge Mainline; and

(o)

any actual costs and revenues relating to any other service or surcharge agreed to by the Parties, provided that the Parties also agree that such costs and revenues be included in the calculation of the MTS Financial Return.

11.2	The calculation of the MTS Financial Return will exclude the following inputs and variables:

(a)	any Capital Expenditures made in respect of the Line 3 Replacement that are in excess of the Line 3 Replacement Class 4 Cost Estimate, including any associated AFUDC;

(b)	any rate base, costs and revenues that arise from or are related to a Backstopping Agreement entered into after January 1, 2023;

(c)	any gains or losses relating to foreign exchange hedging;

(d)	any MARA Impact(s);

(e)	any Impermissible Monetary Consequence;

(f)	any refund sur-credit, including the Interim Period Refund Sur-Credits;

(g)	any costs and revenues relating to the LMCI Surcharge;

(h)	any costs and revenues relating to the Minnesota Abandonment Surcharge;

(i)	the collection of Non-Performance Penalties and the disbursement of the Non-Performance Penalty Credit;

(j)	any True-Up Surcharge or True-Up Sur-Credit;

(k)	any Prospective Collar Surcharge or Prospective Collar Sur-Credit: and

(l)

any Capital Expenditures or other costs incurred by Enbridge or EELP in connection with the development of Tunnel Project or Relocation Project, as applicable, that were the subject of any Annual Update Report that is not approved by the RSG.

11.3

The MTS Financial Return calculation will use (i) a twenty-eight (28) year depreciable life with a truncation date of December 31, 2048, (ii) a capital structure with fifty (50%) percent equity, (iii) a weighted average cost of debt for the Canadian Mainline and Lakehead System that reflects a cost of debt for new debt issued during the Term that is equal to Enbridge Inc.’s more favourable cost of borrowing and at the historical cost of debt issued by Enbridge and EEP until such debt has matured, (iv) income tax for the Canadian Mainline, (v) income tax for the Lakehead System, (vi) foreign exchange conversions using the Foreign Exchange Rate, and (vii) and other parameters that are set forth in Schedule “Q”. Example MTS Financial Return calculations are set forth in Schedule “G”. Unless otherwise approved by the MTS Management Subcommittee or except as provided for in Article 46.1, Enbridge will not change the methodology used for calculating the MTS Financial Return or its inputs, including through the substitution of inputs or variables.

12.	SURCHARGES AND SUR-CREDITS

12.1

The following surcharges and sur-credits, if applicable, will be added to the corresponding base toll and applied solely to the tariff related to the jurisdiction where the corresponding asset resides:

	Surcharge(s)/Sur-Credit(s)	System Applicability	Tariff Applicability
(a)	the Line 3R Surcharge	Enbridge Mainline	CLT USD IJT Component[5]

(b)	the Minnesota Abandonment Surcharge	Lakehead System	USD IJT Component

(c)	the LMCI Surcharge	Canadian Mainline	CLT CAD IJT Component

(d)	the MTS Relocation Surcharge	Lakehead System	USD IJT Component

(e)	the MTS Tunnel Surcharge	Lakehead System	USD IJT Component

(f)	the Interim Period Refund Sur-Credits	Canadian Mainline	CLT CAD IJT Component

(g)	the True-Up Surcharge or True-Up Sur-Credit	Enbridge Mainline	To be determined in accordance with Article 12.18

(h)	the Prospective Collar Surcharge or Prospective Collar Sur-Credit	Enbridge Mainline	To be determined in accordance with Article 12.21

(i)	the Non-Performance Penalty Credit	Enbridge Mainline	CLT CAD IJT Component

(j)	other surcharges as may be agreed to between the Parties	To be agreed to between the Parties in each instance	To be agreed to between the Parties in each instance

12.2	The tariff and system applicability of each surcharge and sur-credit is illustrated in Schedule “R”, which is for illustrative purposes only.

(a)	THE LINE 3 REPLACEMENT SURCHARGE

12.3

During the Term, the Line 3R Surcharge will be the surcharge agreed to by the Parties in accordance with the Line 3R IRS, as distance adjusted (but not Commodity Adjusted) for each route pairing and subject to further adjustments to reflect the bracket of volumes transported on the Enbridge Mainline through the International Boundary near Gretna Station in accordance with the Line 3R IRS, which is set forth in Schedule “E”. The Line 3R Surcharge will be separately invoiced as an “IJT L3R Surcharge” for IJT Service and a “Canada L3R Surcharge” for CLT Service, and will not be subject to annual escalation.

[5]	Note: as indicated in Article 12.4, the L3R Surcharge applicable to IJT Service will be invoiced in USD by Enbridge.

12.4

The IJT L3R Surcharge will be charged to all IJT Service shipments originating upstream of the International Boundary near Neche, North Dakota, invoiced in USD, and derived by distance adjusting the Line 3R Surcharge for all receipt points upstream and all delivery points downstream of the International Boundary near Neche, North Dakota. The IJT L3R Surcharge will be allocated into separate charges based on the distance each shipment is transported on the Canadian Mainline and on the Lakehead System. Enbridge will issue invoices for the IJT L3R Surcharge based on distance travelled on the Canadian Mainline and EELP will issue invoices for the IJT L3R Surcharge based on distance travelled on the Lakehead System. The IJT L3R Surcharge revenue will also be allocated to each of Enbridge and EELP on such distance basis for both financial reporting purposes and for purposes of calculating the MTS Financial Return. In addition to the IJT L3R Surcharge, and in accordance with the Line 3R IRS, IJT Service shipments received at the Edmonton and Hardisty terminals will be subject to a USD $0.04 per BBL receipt terminalling surcharge, which shall not be Commodity Adjusted and shall be fixed and not be subject to annual escalation.

12.5

The Canada L3R Surcharge will be converted to and charged to all CLT Service shipments in CAD. It will be derived by distance adjusting the Line 3R Surcharge for all receipt and delivery point combinations in Canada and then by converting the resultant surcharge into CAD in the manner and upon the occurrence of the events described below. In addition to the Canada L3R Surcharge and in accordance with the Line 3R IRS, CLT Service shipments received at the Edmonton and Hardisty terminals will be subject to a USD $0.04 per BBL receipt terminalling surcharge, which shall not be Commodity Adjusted and shall be fixed and not subject to annual escalation, but will be converted to and charged in CAD in the manner and upon the occurrence of the events described below. The Canada L3R Surcharge and the foregoing receipt terminalling surcharge will be converted to CAD using the Foreign Exchange Rate, and such utilized conversion rate shall continue to apply until, and shall only be recalculated upon, the occurrence of the first of the following events: (i) if there is an adjustment to the Line 3R Surcharge that is made in accordance with the Line 3R IRS, and (ii) if twelve (12) months have passed since the last foreign exchange adjustment.

12.6

The amount of the IJT L3R Surcharge and Canada L3R Surcharge when calculated using the Line 3R IRS, including the Line 3 Replacement Class 4 Estimate, and an estimated Enbridge Mainline throughput of 2,930 kbpd is set forth in Schedule “E” for each route pairing along with a table containing volume ratchet adjustments.

(b)	THE LINE 3 MINNESOTA ABANDONMENT SURCHARGE

12.7

The Minnesota Abandonment Surcharge will be added to the USD Base IJT Toll. The Minnesota Abandonment Surcharge calculated for each receipt and delivery pairing will be based on the distance each shipment is transported on the Lakehead System. The Minnesota Abandonment Surcharge and its underlying assumptions will be subject to periodic review and modification by the MPUC.

(c)	THE LAND MATTERS CONSULTATION INITIATIVE SURCHARGE

12.8

The LMCI Surcharge will be added to the CAD Base IJT Toll and the Base CLT Tolls. The LMCI Surcharge will be calculated for each receipt and delivery pairing based on the distance each shipment is transported on the Canadian Mainline. The LMCI Surcharge and its underlying assumptions will be subject to periodic review and modification by the CER.

(d)	THE MTS RELOCATION AND TUNNEL SURCHARGES

12.9

From and after such time as the Line 5 Credit has been fully spent or incurred by Enbridge or its Affiliates with respect to the Tunnel Project and Relocation Project, additional approved Capital Expenditures made during the Term in respect of the Tunnel Project or Relocation Project that are in excess of the Line 5 Credit (“Recoverable Line 5 Capital”) will be recovered from IJT Service Shippers through a surcharge for Recoverable Line 5 Capital related to the Tunnel Project (“the MTS Tunnel Surcharge”) or through a surcharge for Recoverable Line 5 Capital related to the Relocation Project (the “MTS Relocation Surcharge”), as applicable, which will be added to the USD Base IJT Toll provided that such additional Capital Expenditures have been approved by the RSG pursuant to Article 23.

12.10

Fifty (50%) percent of the Recoverable Line 5 Capital will (i) be included in the calculation of the MTS Tunnel Surcharge or MTS Relocation Surcharge, as applicable, in the year for which it was approved pursuant to Article 23, (ii) not accumulate AFUDC, and (iii) start to depreciate over a twenty-eight (28) year stipulated life as it is added to the applicable project surcharge, with Enbridge earning a return on the unamortized balance at an eleven point five (11.5%) percent nominal return on equity, deemed inflation of zero (0%) percent, a capital structure with fifty (50%) percent equity and fifty (50%) percent debt, and the weighted average cost of debt incurred by EEP.

12.11

The remaining fifty (50%) percent of Recoverable Line 5 Capital will remain in the construction work in progress account of the Tunnel Project or the Relocation Project, as applicable, and will accrue AFUDC using an eleven-point five (11.5%) percent nominal return on equity rate, a capital structure with fifty (50%) percent equity and fifty (50%) percent debt, and the weighted average cost of debt incurred by EEP.

12.12

Once either the Tunnel Project or the Relocation Project, as applicable, is placed into service, the remaining Recoverable Line 5 Capital pertaining to the in-service project(s) will be included in the calculation of the MTS Tunnel Surcharge or MTS Relocation Surcharge, as applicable, and will begin to depreciate over a twenty-eight (28) year depreciable life.

12.13

Enbridge will calculate the amounts of the MTS Relocation Surcharge and MTS Tunnel Surcharge by using the total throughput forecast for the Lakehead System for the forecast period, a twenty-eight (28) year depreciable life, a capital structure with fifty (50%) percent equity and fifty (50%) percent debt, a nominal return on equity of eleven point five (11.5%) percent, deemed inflation of zero (0%) percent and the weighted average cost of debt incurred by EEP.

12.14

The approved Recoverable Line 5 Capital amounts will be added to the calculation of the MTS Tunnel Surcharge or MTS Relocation Surcharge, as the case may be, and to the associated construction work in progress account, as applicable, on April 1 of the year following the RSG Vote in which the Recoverable Line 5 Capital was approved, and, at the same time, Enbridge will true-up the MTS Tunnel Surcharge, MTS Relocation Surcharge, and each project’s construction work in progress account in a manner that is consistent with the methodology used in each project’s Facilities Surcharge Mechanism and that accounts for, inter alia: (i) any difference between any approved amounts and any actual approved incurred costs for the prior calendar year, and (ii) any difference in revenue collected that is attributable to the variance between forecast and actual Lakehead System throughputs.

12.15

Once the Tunnel Project or the Relocation Project, as applicable, is in-service, the incremental O&A costs related solely to that in-service project will be recovered through the MTS Tunnel Surcharge or MTS Relocation Surcharge, as applicable. If either the Tunnel Project or the Relocation Project are abandoned or cancelled, the remaining approved Recoverable Line 5 Capital related to the abandoned or cancelled project will be included in the MTS Relocation Surcharge or the MTS Tunnel Surcharge, as applicable.

12.16

Neither the MTS Relocation Surcharge nor the MTS Tunnel Surcharge will be charged in respect of or applied to CLT Service, and both project surcharges will cease at the expiry of this MTS Agreement. Following the expiry of this MTS Agreement, any costs or expenditures that are recoverable through the MTS Relocation Surcharge or MTS Tunnel Surcharge, including those items set forth in Articles 26.1 (ii), (iii) and (iv), will be recoverable through the Local Lakehead Tolls.

(e)	THE INTERIM PERIOD REFUND SUR-CREDITS

12.17

Enbridge collected excess revenues by charging tolls during the period between the Effective Date and June 30, 2023 that are different from the CLT Tolls and IJT Tolls. Following the approval of this MTS Agreement by the CER, Enbridge will implement separate sur-credits for both CLT Service and IJT Service. A total of two hundred and nineteen million one hundred and eight thousand four-hundred and twenty-five dollars and sixty-nine cents (CAD $219,108,425.69) (the “CLT Refund”) has been designated for the CLT Service refund sur-credit (the “Interim CLT Sur-Credit”), and a total of three hundred and seventy-nine million two hundred seven thousand five-hundred and sixty-one dollars and eighty-six cents (CAD $379,207,561.86) (the “IJT Refund”) has been designated for the IJT Service refund sur-credit (the “Interim IJT Sur-Credit”). Both Interim Period Refund Sur-Credits will be expressed in a dollar per BBL amount in the manner set forth in Schedule “F”. In addition, both the Interim CLT Sur-Credit and the Interim IJT Sur-Credit (i) are distance adjusted based on distance travelled on the Canadian Mainline, (ii) are Commodity Adjusted, (iii) are applied against the CLT Tolls or the CAD IJT Component, as applicable, and (iv) will be initially calculated and applied so that the CLT Refund and the IJT Refund are returned rateably over the period beginning after this MTS Agreement is approved by the CER and ending on June 30, 2028. The Interim CLT Sur-Credit will cease once the CLT Refund has been returned. Likewise, the Interim IJT Sur-Credit will cease once the IJT Refund has been returned. Enbridge will report to the RSG on the Interim CLT Sur-Credit and the Interim IJT Sur-Credit and will provide a more detailed report to the MTS Management Subcommittee for their review annually. Enbridge may adjust the Interim Period Sur-Credits, as required, to ensure amounts are returned rateably to Shippers. If either Interim Period Refund Sur-Credit has not returned its designated amount by June 30, 2028, then the applicable Interim Period Refund Sur-Credit will be increased such that Enbridge returns the entire designated amount prior to the expiry of the Term.

(f)	THE COLLAR TRUE-UP SURCHARGE OR TRUE-UP SUR-CREDIT

12.18

If the MTS Financial Return for the Enbridge Mainline, as a whole, calculated pursuant to Article 11, is greater than fourteen-point five (14.5%) percent (the “Collar Ceiling”) or less than eleven (11.0%) percent (the “Collar Floor”) (such range between the Collar Ceiling and the Collar Floor, the “Collar”), Enbridge will calculate the dollar amount of the change in revenue (such amount, the “True-Up Amount”) that would have resulted in the after-tax MTS Financial Return for the Enbridge Mainline, as a whole, for such prior calendar year, increasing to eleven (11.0%) percent (if the initial MTS Financial Return was below the Collar Floor) or decreasing to fourteen-point five (14.5%) percent (if the initial MTS Financial Return was greater than the Collar Ceiling). The True-Up Amount will be converted to a separate unit rate surcharge or unit rate sur-credit for each of the Canadian Mainline and Lakehead System. The separate unit rate surcharge or unit rate sur-credit for each of the Canadian Mainline and Lakehead System will be calculated based on transportation of LCE Petroleum on the Canadian Mainline or Lakehead System, as applicable, and using the LCE BBL miles forecasted for the Canadian Mainline or Lakehead System, as applicable, for the then current calendar year, and then such amounts will be Commodity Adjusted and distance adjusted for route pairings on the Canadian Mainline or Lakehead System, as applicable. The unit rate surcharge (the “True-Up Surcharge”) or unit rate sur-credit (the “True-Up Sur-Credit”), as applicable, will be applied to the CAD Base IJT Toll and Base CLT Toll for the Canadian Mainline and applied to the USD Base IJT Toll for the Lakehead System until such point that the True-Up Amount has been collected (in the case of a True-Up Surcharge) or refunded (in the case of a True-Up Sur-Credit), as applicable during the twelve (12) month period commencing July 1 (the “True-

Up Recovery Period”). If, however, the MTS Financial Return of only one of the Canadian Mainline or Lakehead System is outside of the Collar, then the required True-Up Surcharge or True-Up Sur-Credit will be applied solely to the base tolls on the system that is outside of the Collar until such point that the MTS Financial Return of the Enbridge Mainline, as a whole, reaches the Collar Floor (in the case of a True-Up Surcharge) or reduces to the Collar Ceiling (in the case of a True-Up Sur-Credit).

12.19

Enbridge will provide the results of any MTS Financial Return calculation and, if applicable, Enbridge’s calculation of any True-Up Amount, and any applicable True-Up Surcharge or True-Up Sur-Credit to the MTS Management Subcommittee by April 1 of each year and prior to implementing any new or revising any existing True-Up Surcharge or True-Up Sur-Credit. Any True-Up Surcharge or True-Up Sur-Credit with respect to the prior calendar year will be effective and commence as of the next ensuing True-Up Recovery Period. The True-Up Surcharge or True-Up Sur-Credit will collect (in the case of a True-Up Surcharge) or return (in the case of a True-Up Sur-Credit) the True-Up Amount by the end of the True-Up Recovery Period. In the event that the True-Up Amount has not been fully collected or returned, or if such True-Up Amount has been over-collected or over-returned, by the end of the True-Up Recovery Period, then any difference in the amounts actually collected or returned and the True-Up Amount will be applied and set off against and or otherwise incorporated into any True-Up Amount for the next ensuing True-Up Recovery Period until such time as it is fully collected or returned, as applicable. Example calculations that demonstrate how the MTS Financial Return and the True-Up Surcharge or True-Up Sur-Credit will be calculated are set forth in Schedule “G”.

12.20

Enbridge will calculate any True-Up Surcharge or True-Up Sur-Credit, as the case may be, required in respect of the year 2027 and will implement such surcharge or sur-credit in the period beginning July 1, 2028 and ending December 31, 2028. If there are any further adjustments required at the end of the Term, including in respect of the year 2028, the revenues or costs associated with those adjustments will be credited or debited against the annual revenue requirement of the next toll settlement or cost of service filing, as applicable.

(g)	PROSPECTIVE COLLAR TRUE-UP SURCHARGE AND PROSPECTIVE COLLAR TRUE-UP SUR-CREDIT

12.21

If, during the then current year of the Term, Enbridge forecasts that the MTS Financial Return for the Enbridge Mainline, as a whole, for the then current year will exceed the Collar Ceiling or fall below the Collar Floor based on a combination of actual data and Enbridge’s then current forecast data and Enbridge provides the MTS Management Subcommittee with three (3) consecutive months of data or evidence of a Volume Event that provides support for Enbridge’s forecasted MTS Financial Return and the MTS Management Subcommittee agrees, Enbridge will calculate the dollar amount that it forecasts will be required for the after-tax MTS Financial Return for the Enbridge Mainline, as a whole, for such current year, to decrease to the Collar Ceiling (if the forecast MTS Financial Return is greater than the Collar Ceiling) or to increase to the Collar Floor (if the forecast MTS Financial Return is below the Collar Floor) (such dollar amount, the “Forecast True-Up Amount”). Enbridge will thereafter implement a “Prospective Collar Surcharge” or “Prospective Collar Sur-Credit”, as the case may be, for the remainder of the then-current year or until June 30 of the following year, at the latest, if the amount of the surcharge or sur-credit is substantive to collect or return the Forecast True-Up Amount. For clarity, the Forecast True-Up Amount collected through the Prospective Collar Surcharge or disbursed pursuant to a Prospective Collar Sur-Credit is intended to be a more timely financial correction of the annual True-Up Amount contemplated as per Articles 12.18 to 12.20. If the results of Enbridge’s forecasting activities indicate that only the Canadian Mainline is expected to cause the Enbridge Mainline MTS Financial Return to fall outside of the Collar, then Enbridge will only apply the Prospective Collar Surcharge or Prospective Collar Sur-Credit to the Base CLT Tolls and CAD Base IJT Tolls. Conversely, if the results of Enbridge’s forecasting activities indicate that only the Lakehead System is expected to cause the Enbridge Mainline MTS Financial Return to fall outside the Collar, then Enbridge will only apply the Prospective Collar Surcharge or Prospective Collar Sur-Credit to the USD Base IJT Tolls.

12.22

If Enbridge implements any Prospective Collar Surcharge or Prospective Collar Sur-Credit pursuant to Article 12.21, and either Party believes that it needs to be adjusted, then Enbridge may further modify, subject to the agreement of the MTS Management Subcommittee, the amounts of any such Prospective Collar Surcharge or Prospective Collar Sur-Credit. The process Enbridge will use to implement any Prospective Collar Surcharge or Prospective Collar Sur-Credit pursuant to Article 12.21 as well as example calculations are set forth in Schedule “L”.

12.23

If Enbridge implements any Prospective Collar Surcharge or Prospective Collar Sur-Credit pursuant to Article 12.21 in respect of a year in the Term, Enbridge will calculate the MTS Financial Return in accordance with Article 11. For clarity, such calculation will exclude any amounts collected or disbursed under the Prospective Collar Surcharge or Prospective Collar Sur-Credit. If the MTS Financial Return calculated in respect of any such year is within the Collar, then Enbridge will fully reverse the amount collected or disbursed under the Prospective Collar Surcharge or Prospective Collar Sur-Credit, as applicable, through the True-Up Surcharge or True-Up Sur-Credit, as applicable, which, for clarity may result in the implementation of a True-Up Surcharge or True-Up Sur-Credit that would not have otherwise been implemented and, notwithstanding Article 12.18, Enbridge and the MTS Management Subcommittee will agree on the time period over which the reversal will be made. If the MTS Financial Return calculated in respect of any such year falls outside of the Collar, then Enbridge will calculate the True-Up Amount for the ensuing True-Up Recovery Period in accordance with Articles 12.18 through 12.20 and Enbridge will apply the full amount collected or disbursed under the Prospective Collar Surcharge or Prospective Collar Sur-Credit against such True-Up Amount in determining the True-Up Surcharge or True-Up Sur-Credit. If at the time of the calculation of the MTS Financial Return, the total amount collected or disbursed pursuant to the Prospective Collar Sur-Charge or Prospective Collar Sur-Credit has not been finally determined, Enbridge will make any further adjustments required to correct for the difference between forecast and actual throughput in the subsequent period’s True-Up Amount.

(h)	THE NON-PERFORMANCE PENALTY CREDIT

12.24

Enbridge and its Affiliates are entitled, pursuant to the Transportation Rules and Regulations, to apply the Non-Performance Penalty to Shippers in the circumstances prescribed in the Transportation Rules and Regulations. Following the approval of this MTS Agreement by the CER, Enbridge will apply the Non-Performance Penalty Credit to each of the Base CLT Tolls and CAD Base IJT Tolls to refund to all Shippers the aggregate Non-Performance Penalty revenues collected by Enbridge and its Affiliates in the prior calendar year. The Non-Performance Penalty Credit will (i) be expressed in a dollar per BBL amount, (ii) be distance adjusted based on distance travelled on the Canadian Mainline (but will not be Commodity Adjusted), (iii) be calculated so that the aggregate Non-Performance Penalty revenues collected by Enbridge and its Affiliates in the prior calendar year shall be fully refunded to the Shippers within the calendar year following such collection, and (iv) will cease once the aggregate Non-Performance Penalty revenue collected by Enbridge and its Affiliates in the prior calendar year has been returned to the Shippers. Enbridge will report to the RSG on the Non-Performance Penalty Credit annually and make any adjustments required to ensure the return of the Non-Performance Penalty revenues to Shippers within the calendar year following the collection of such revenues.

(i)	OTHER SURCHARGES AS AGREED TO BY THE PARTIES

12.25

Enbridge and the RSG may agree to implement other surcharges pursuant to Article 21.1. The inclusion of revenues and costs associated with any such surcharges in the Enbridge Mainline MTS Financial Return calculations will be the subject of negotiation and agreement between the Parties.

13.	TANKAGE TOLLS

13.1

The tolls for receipt and delivery tankage set forth in Schedule “D” are in addition to and separate from both the CLT Tolls and IJT Tolls. The receipt and delivery tankage fees in Canada shall be determined and adjusted in accordance with Article 15.1.

14.	ALLOWANCE OIL REVENUE

14.1

Enbridge and its Affiliates may deduct or collect in kind as Allowance Oil a percentage of all Petroleum delivered off the Enbridge Mainline in the amount of one twentieth of one (1%) percent of the volume of Petroleum physically delivered for CLT Service, and one tenth) of one (1%) percent of the volume of Petroleum physically delivered for IJT Service. Allowance Oil volumes collected from IJT Service shipments will be divided equally between the Canadian Mainline and the Lakehead System, with each system receiving one twentieth of one (1%) percent.

14.2	Enbridge will and will cause its Affiliates to resell the Allowance Oil collected pursuant to this Article 14 to its Shippers at the unit price:

(a)	for Crude Petroleum that is determined in accordance with Enbridge’s Practice Applicable to Automatic Balancing;

(b)

for NGLs that are furnished by NGL Shippers who (i) received deliveries of NGL off the Enbridge Mainline in such month or (ii) hold an Over/Short Position in the Enbridge Mainline at the end of a month; or

(c)	for Refined Petroleum Products that are furnished by Refined Petroleum Product Shippers for the purpose of balancing deliveries of Refined Petroleum Product batches.

14.3

Enbridge will invoice (i) CLT Service Shippers in CAD for one hundred (100%) percent of their Allowance Oil purchases, (ii) IJT Service Shippers in CAD for fifty (50%) percent of their Allowance Oil purchases. EELP will invoice IJT Service Shippers in USD for the remaining fifty (50%) percent of their Allowance Oil purchases.

14.4

In the event that a Shipper does not furnish a price for NGLs or Refined Petroleum Product balancing or if Enbridge, acting reasonably, considers the price so furnished to be unreasonable, then, in the case of NGLs, the Allowance Oil price shall be equal to the simple average of all the prices accepted for that product stream received from all other Shippers whose furnished price has been accepted by Enbridge as reasonable. If no Shipper furnishes reasonable NGL prices, the Allowance Oil price shall be determined by Enbridge. In the case of Refined Petroleum Products, the Allowance Oil price shall be equal to the sum of the calendar month average for West Texas Intermediate, as reported by New York Mercantile Exchange, plus the Onex/NGX blended volume weighted differential of Mixed Sweet Blend, multiplied by one hundred and five (105%) percent, and further multiplied by the Foreign Exchange Rate.

PART VI – ADJUSTMENTS & ESCALATIONS

15.	TANKAGE ADJUSTMENTS

15.1

A tankage revenue requirement of fifty-six million eight hundred and twelve thousand and four hundred (CAD $56,812,400) Canadian dollars will be used to determine receipt and delivery tankage fees in Canada in effect on July 1, 2021. In accordance with the RT Rules and Regulations Tariff, a volume forecast will then be used to determine the tankage fees in effect on July 1 of each year of the Term starting on July 1, 2024 in accordance with the Declining Bracket Rate Mechanism. If the actual revenues collected for tankage fees are greater than, or less than, what the tankage revenue requirement was for the applicable year then such difference will be used to subtract from or add to, as applicable, the next year’s tankage revenue requirement. Delivery tankage fees are designed as postage stamp tolls and determined by dividing the total combined tankage revenue requirement by the total tankage throughput from the prior calendar year. The revenue requirement for delivery tankage is not subject to any annual escalation. Shippers will be required to pay the applicable receipt and delivery tankage fees for volumes transported pursuant to IJT Service or CLT Service. If Enbridge or its Affiliates propose to vary the toll design and regulatory treatment of tankage fees, Enbridge shall first consult with the RSG.

16.	ANNUAL OPERATION & ADMINISTRATIVE COST ESCALATOR

16.1

On July 1 of each year during the Term starting on July 1, 2024, the initial O&A cost components of the CAD Base IJT Tolls, the USD Base IJT Tolls, and the Base CLT Tolls set forth in Schedule “K” will be escalated by one hundred (100%) percent of the year-over-year change in the annual average US CPI-U reported for the prior calendar year (the “O&A Escalator”). Example calculations are set forth in Schedule “H”.

17.	POWER ESCALATOR

17.1

The power cost components of the applicable CAD Base IJT Toll, USD Base IJT Toll, and Base CLT Toll set forth in Schedule “K” were calculated using the total Enbridge Mainline power costs (excluding drag reducing agent) for the Canadian Mainline and Lakehead System in the 2,930 kbpd Test Year MTS Financial Return case, which are included in the MTS Financial Model. On July 1 of each year during the Term starting on July 1, 2024, the power cost components of the CAD Base IJT Tolls and Base CLT Tolls set forth in Schedule “K” will be escalated by the year-over-year percentage increase, as compared to the prior calendar year, of the power consumption weighted average power indices for each Province in which Canadian Mainline assets are located, and the power cost components of the USD Base IJT Tolls will be escalated by the year-over-year percentage increase, as compared to the prior calendar year, of the power consumption weighted average power prices for each State in which the Lakehead System assets are located (each, a “Power Escalator”). For clarity, the escalation that takes place on July 1, 2024 will compare the public power price/index data from 2023 against power data from 2022. Each calculation will rely on publicly available data from Statistics Canada and the Energy Information Administration, as applicable, and be based on the twelve (12) months data for the prior calendar year. The power consumption weighting for each Province or State was determined with reference to the power consumption by Province or State set out in the MTS Financial Model Test Year and such power consumption weightings for each Province or State will remain constant throughout the Term. The power consumption weightings, calculation methodology, data sources for power prices and indices, and example calculations are set forth in Schedule “I”.

18.	NO NEGATIVE ESCALATION

18.1

If the year-over-year percentage change calculated for the O&A Escalator or for either the Canadian Mainline or Lakehead System Power Escalator is negative in any year of the Term, the O&A cost component or power cost component, as applicable, of the CAD Base IJT Toll, USD Base IJT Toll, and CLT Toll will not be adjusted, but the calculated negative percentage change shall be carried forward (the “Carry Forward Offset Amount”) and applied to set off any increase caused by the O&A Escalator or Power Escalators, as applicable, in the following year, and, if necessary, the following subsequent years until such Carry Forward Offset Amount has been fully set off, provided that the set off of the Carry Forward Offset Amount will not result in a negative escalation. Example applications of the Carry Forward Offset Amount are set forth in Schedule “J”.

19.	REQUIRED REGULATORY ADJUSTMENTS

19.1

Enbridge may, after consulting with the RSG, adjust the Base CLT Tolls that apply to routes that originate in Western Canada and terminate at the International Boundary near Gretna Station to ensure that the IJT Toll meets the regulatory requirement that an international joint toll should not exceed the sum of the intermediate rates that together constitute the rate for joint transportation. For clarity, no adjustment made pursuant to this Article 19.1 will affect the Base CLT Tolls for route pairings other than those to the International Boundary near Gretna Station nor will such adjustments affect the IJT Tolls, the USD Base IJT Tolls, the CAD Base IJT Tolls or any other tolls payable pursuant to this MTS Agreement.

20.	PROCESS FOR TOLL ADJUSTMENTS

20.1

Prior to filing any of the adjustments contemplated by Articles 12.17, 12.18, 12.21, 12.22, 12.23, 16.1, 17.1 or 19.1 of this MTS Agreement, Enbridge will provide reasonable advance notice to the RSG regarding the forthcoming adjustment. Concurrently with the foregoing notice to the RSG, Enbridge will provide the MTS Management Subcommittee with a separate notice that includes sufficient information and details and is provided with sufficient time to allow the MTS Management Subcommittee to verify every such adjustment. Enbridge will provide the MTS Management Subcommittee with an Excel version of the MTS Financial Model to assist their review, if necessary.

21.	CONTINGENT TOLL ADJUSTMENTS

21.1

In addition to the annual toll escalations and adjustments described in this Part VI and subject to CER approval, the Base CLT Tolls, CAD Base IJT Tolls, USD Base IJT Tolls, and any existing surcharges may be adjusted or new surcharges may be added provided that an issue resolution sheet containing the proposed modification is approved pursuant to an RSG Vote.

PART VII – LINE 5

22.	LINE 5 SPENDING PRINCIPLES

22.1

Enbridge and its Affiliates may, in connection with its development of the Relocation Project and the Tunnel Project, incur prudent Capital Expenditures that will have regard for (i) any required or advisable regulatory approval, (ii) the time required to obtain such approvals, (iii) Enbridge’s and its Affiliates’ existing or future contractual obligations with respect to the Tunnel Project or Relocation Project, (iv) any Order or direction issued by a Government Authority, and (v) other factors, including safety and environmental stewardship, that are reasonably considered to be relevant by prudent operators. Any such Capital Expenditures for each of the Tunnel Project and Relocation Project will be recorded in separate accounts and will not form part of Enbridge’s O&A Costs.

23.	LINE 5 REPORTING AND SPENDING APPROVAL

23.1

By September 30 of each year during the Term, Enbridge will provide the Line 5 Projects Subcommittee with separate draft reports for each of the Relocation Project and Tunnel Project (“Annual Update Report(s)”) that will include with respect to each project: (i) actual project costs to date, including a reconciliation to prior planned, forecasted or budgeted costs, and (ii) planned expenditures, schedule, and commitments for the remainder of the year and all future years through the expected in-service date. In addition, the Annual Update Reports will identify with respect to each project: (a) progress to date, (b) planned project scope, (c) planned activities for the following year, and (d) the potential implications resulting from the RSG’s failure to approve the spend requested in an Annual Update Report pursuant to an RSG Vote.

23.2

The RSG may provide feedback on any of the draft Annual Update Reports, which Enbridge, in its discretion, may choose to incorporate into the final versions of the Annual Update Reports. The Annual Update Reports will be submitted by Enbridge to separate RSG Votes for approval of each project’s proposed spend for both the upcoming year and all remaining years up to the in-service date of the applicable project. In addition to each project’s approved amount, Enbridge and its Affiliates may collectively spend additional contingency amounts, which are limited to the lower of ten (10%) percent of the approved amounts for the then-current year or twenty-five million (USD $25,000,000) United States dollars per project. Notwithstanding the foregoing and unless otherwise agreed to by Enbridge and the RSG, Enbridge and its Affiliates may not apply any such additional contingency amounts to scopes of work that were not approved as part of the project plan for the year. For clarity, Enbridge must seek approval of the RSG for additional amounts above the contingency amounts described above.

23.3

Enbridge will conduct an RSG Vote in respect of each project by November 30 of each year. For clarity, an RSG Vote may result in the approval of the Annual Update Report for one project but not the other. Each RSG Vote must result in approval, in accordance with the requirements of the

RSG Agreement, of the Annual Update Report in order for the proposed amounts of spend to be added to the MTS Relocation Surcharge or MTS Tunnel Surcharge, as applicable. If any Annual Update Report is not approved by the RSG, and, notwithstanding such non-approval, Enbridge and EELP elect to proceed with the development of the Tunnel Project or the Relocation Project as set forth in such non-approved Annual Update Report, then (i) Enbridge and EELP shall separately track any Capital Expenditures or others costs relating to the non-approved Annual Update Report and report such amounts to the RSG in future Annual Update Reports, and (ii) Enbridge and the RSG agree, for the remainder of the Term, that (a) all such separately tracked amounts will be excluded from the MTS Relocation Surcharge or MTS Tunnel Surcharge, as applicable, and the calculation of the MTS Financial Return, and (b) all revenues attributable to the MTS Relocation Surcharge or MTS Tunnel Surcharge will be credited against the revenue requirement of the MTS Relocation Surcharge or MTS Tunnel Surcharge, as applicable, and not against any such separately tracked amounts.

23.4

Enbridge will provide the initial Annual Update Reports to the RSG within thirty (30) days of the CER’s approval of this MTS Agreement, and Enbridge will schedule the initial RSG Votes within sixty (60) days of the CER’s approval of this MTS Agreement. All of the Capital Expenditures relating to the Relocation Project and the Tunnel Project that have been prudently incurred by the date of the initial RSG Vote are deemed approved.

23.5

If there is a material change to any existing law or if there is any new law, regulation, Order or directive of a Canadian or US governmental, tribunal, or regulatory body that is enacted, promulgated, issued or adopted during the Term that could materially impact Enbridge’s or its Affiliate’s plan (project scope, costs, and in-service date) for either the Relocation Project or the Tunnel Project or if Enbridge or its Affiliates has or expects that it may exceed any prior approved spend, then Enbridge will revise and reissue each Annual Update Report, provide the RSG with an opportunity to provide feedback, and submit the final and revised Annual Update Reports to an RSG Vote for approval in accordance with Article 23.3 as soon as is reasonably practical.

23.6	In addition to the Annual Update Reports contemplated by Article 23.1, Enbridge will meet quarterly with the RSG to provide further updates relating to both the Relocation Project and Tunnel Project.

23.7

Neither Enbridge nor its Affiliates may recover the costs associated with any Impermissible Monetary Consequences from Shippers through the MTS Tunnel Surcharge, MTS Relocation Surcharge, or tolls, nor shall Enbridge or its Affiliates include or submit any such costs in the calculation of the MTS Financial Return or for approval in either Annual Update Report.

23.8

If the Line 5 Tunnel Project is used as a utility corridor, Enbridge and the RSG agree that the Parties will have good faith negotiations regarding revenue and cost allocation between shippers and any other utility corridor users.

24.	LINE 5 CLASS 4 COST ESTIMATES FOR THE TUNNEL AND RELOCATION PROJECTS

24.1

Enbridge will develop a Class 4 cost estimate for each of the Tunnel Project and Relocation Project when it is prudent to do so, and Enbridge will subsequently provide those Class 4 cost estimates to the RSG and CAPP.

25.	LINE 5 CAPITAL TREATMENT

25.1

Enbridge and its Affiliates will permanently exclude the asset and facilities that were fully reimbursed by the Line 5 Credit from the Enbridge Mainline rate base both during and after the Term. For the purpose of applying the Line 5 Credit against future Capital Expenditures, Enbridge and its Affiliates will convert any future US denominated Capital Expenditures that are incurred in a particular month to CAD using the Foreign Exchange Rate for the corresponding month. If Enbridge and its Affiliates do not collectively incur six hundred and forty-four million (CAD $644,000,000) Canadian dollars of additional Capital Expenditures on the Tunnel Project and

Relocation Project by September 30, 2027, Enbridge will refund any amounts that are not expected to be spent by the end of the Term through a new sur-credit to the IJT Tolls for shipments transported pursuant to IJT Service in the final year of the Term. The amount of the foregoing sur-credit will be based on the difference between the total Line 5 Credit and the sum of any already incurred Capital Expenditures and any Capital Expenditures approved by the RSG through the end of the Term.

26.	LINE 5 CANCELLATION AND COST RECOVERY

26.1	If any of the following circumstances arise:

(a)	any spend requested in an Annual Update Report is not approved pursuant to an RSG Vote;

(b)	Enbridge, in its sole discretion, cancels the Relocation Project or the Tunnel Project; or

(c)	Line 5 is permanently shut down;

then Enbridge and the RSG agree that:

i.	Enbridge and EELP may benefit from the protection provided by the Collar;

ii.	Enbridge and EELP are entitled to recover any Recoverable Line 5 Capital that have been incurred or committed to through the MTS Relocation Surcharge or MTS Tunnel Surcharge, as applicable;

iii.

If Enbridge or EELP proceed with the decommissioning or dismantlement, removal and restoration of all or any of the Tunnel Project, the Relocation Project or Line 5, Enbridge and EELP may apply the remaining portion of the Line 5 Credit, if any, against Capital Expenditures and other costs incurred with respect to the decommissioning or dismantlement, removal, and restoration of the Tunnel Project, the Relocation Project and Line 5 and Enbridge and EELP are entitled to recover all prudently incurred Capital Expenditures in excess of the Line 5 Credit that are associated with the decommissioning or dismantlement, removal, and restoration of the Tunnel Project, the Relocation Project, and Line 5 through either the MTS Tunnel Surcharge or MTS Relocation Surcharge; and

iv.	Enbridge and EELP are entitled to recover any unrecovered Line 5 rate base through current and future tolls if Line 5 is permanently shut down.

26.2

If any of the circumstances set forth in Article 26.1 arise and if the Line 5 Credit has not been fully expended, Enbridge and EELP will implement a new sur-credit applicable to the IJT Tolls to return the remaining portion of the Line 5 Credit that is not required for the decommissioning or dismantlement, removal, and restoration of Line 5. If implemented, this sur-credit will return such amounts to Shippers in and by the end of the following calendar year or by June 30, 2028, whichever is earlier.

PART VIII – REPRESENTATIVE STAKEHOLDER GROUP MATTERS

27.	REPRESENTATIVE STAKEHOLDER GROUP AGREEMENT

27.1

The Amended Representative Shipper Group Revised Agreement dated May 25, 2023 is amended and restated in the form attached hereto as Schedule “M” as of the date this MTS Agreement is approved by the CER.

28.	FORMATION OF MTS MANAGEMENT SUBCOMMITTEE AND LINE 5 PROJECT SUBCOMMITTEE

28.1

Within sixty (60) days following the approval of the MTS Agreement by the CER, the RSG shall form a subcommittee comprised of RSG Member representatives that are designated by their RSG Member for the purpose of identifying issues and managing the MTS Agreement on behalf of Shippers (the “MTS Management Subcommittee”). The RSG Member representatives participating in the MTS Management Subcommittee must maintain the confidentiality of any information provided by Enbridge in accordance with the requirements of the Representative Stakeholder Group Agreement. A representative of the MTS Management Subcommittee will report on the progress of the subject issue(s) at RSG meetings, as required, until a recommendation is brought forward to the RSG for review and final vote pursuant to the Representative Stakeholder Group Agreement.

28.2

Within sixty (60) days following the approval of the MTS Agreement by the CER, the RSG shall form a subcommittee comprised of RSG Member representatives that are designated by their RSG Member for the purpose of identifying issues and managing communications with respect to the Tunnel Project and the Relocation Project (the “Line 5 Projects Subcommittee”). The RSG Member representatives participating in the Line 5 Projects Subcommittee must maintain the confidentiality of any information provided by Enbridge in accordance with the requirements of the Representative Stakeholder Group Agreement. A representative of the Line 5 Projects Subcommittee will report on the progress of the subject issue(s) at RSG meetings, as required, until a recommendation is brought forward to the RSG for review and final vote pursuant to the Representative Stakeholder Group Agreement.

29.	FORMATION OF RENEGOTIATION SUBCOMMITEE

29.1

Eighteen (18) months prior to the end of the Term, the RSG shall form a subcommittee comprised of representatives designated by their respective RSG members to negotiate a successor settlement agreement to this MTS Agreement (the “Renegotiation Subcommittee”). Enbridge and the Renegotiation Subcommittee will use reasonable efforts to meet regularly and as required following its formation to have good faith and arm’s length negotiations concerning a new settlement agreement.

PART IX – CAPITAL EXPENDITURES AND OTHER RSG REPORTING AND APPROVALS

30.	CAPITAL EXPENDITURES

30.1

During the Term, Enbridge and its Affiliates will be responsible for all Capital Expenditures, and the Base CLT Tolls, CAD Base IJT Tolls, and USD Base IJT Tolls will not be adjusted on account of the nature or amount of any Capital Expenditures, unless otherwise provided herein.

31.	MAJOR CAPITAL PROJECT APPROVALS

31.1

Enbridge will consult with and seek approval from the RSG pursuant to an RSG Vote prior to Enbridge or its Affiliates proceeding with any Major Capital Project. In seeking any such approval, Enbridge will provide the RSG with information on the project scope, classified cost estimates, and a justification for proceeding with the Major Capital Project. Notwithstanding the foregoing, Enbridge or its Affiliates may proceed with a Major Capital Project if the project is the subject of an executed Backstopping Agreement with a supporting Shipper.

31.2

Enbridge will maintain a separate rate base for all Backstopping Agreements entered into after January 1, 2023. The assets that are the subject of these new Backstopping Agreements will be permanently excluded from the Enbridge Mainline’s recoverable rate base and the costs and revenues associated with such Backstopping Agreements will be excluded from the calculation of the MTS Financial Return. For clarity, no Backstopping Agreement shall include transmission facilities.

32.	AFFILIATE TRANSACTION APPROVALS

32.1

With the exception of the Affiliate and self-power transactions described in Article 36, Enbridge will consult with and seek approval from the RSG for any planned Capital Expenditures or procurements involving or made for the benefit of any Enbridge Affiliate if the planned Capital Expenditures or procurement exceeds or is expected to exceed ten million (CAD $10,000,000) Canadian dollars or if the duration of the Affiliate contract is expected to extend past the end of the Term.

33.	NO OTHER APPROVALS REQUIRED

33.1

Other than the approvals set forth in Articles 23, 31, and 32, Enbridge is not required to obtain any other approval from the RSG in respect of any project, including in respect of any Integrity Capital project.

34.	NO OBLIGATION TO PROCEED WITH ANY PROJECT

34.1	Enbridge is not obligated to proceed with any project, including those proposed by a supporting Shipper.

35.	CAPITAL REPORTING

35.1

By April 1 of each year of the Term, Enbridge will provide a report to the RSG detailing the Enbridge Mainline capital, maintenance, and integrity programs (“CMI Report”). The CMI Report will include details for any individual items that exceed fifty million (CAD $50,000,000) Canadian dollars. By April 1 of each year of the Term, Enbridge will also provide the total rate base amount associated with all Backstopping Agreements.

36.	POWER TRANSACTION REPORTING

36.1

By April 1 of each year of the Term, Enbridge will provide an annual report to the RSG detailing (i) all Affiliate and self-power related expenditures or arrangements proposed to be made in respect of the Enbridge Mainline within the next calendar year and (ii) all Affiliate or self-power related expenditures incurred by Enbridge or EELP relating to the Enbridge Mainline within the prior calendar year (the “Power Report”). The Power Report will demonstrate the prudency and cost competitiveness of any Affiliate or self-power agreements or transactions at the time the agreement or transactions were made or are expected to be made.

37.	REPORTING ON FINES, PENALTIES, DAMAGES, AND REMEDIAL ACTIONS

37.1

To the extent that Enbridge, EELP or any other Enbridge Affiliate (i) receive notice of or are subject to fines or penalties issued by any Government Authority or (ii) have any judgements for punitive damages rendered against them by a Government Authority having jurisdiction over the Enbridge

Mainline, in each case in connection with the operation or development of the Enbridge Mainline or any part thereof, Enbridge will report any such fines, penalties, or punitive damages and any remedial or corrective work undertaken in response to such fines, penalties, or punitive damages to the MTS Management Subcommittee.

PART X – GENERAL

38.	ACCOUNTING

38.1	Enbridge will continue to use flow through tax accounting as directed by the NEB in Order TO-1-92.

39.	AFFILIATES

39.1

Enbridge and EELP will continue to abide by the Enbridge Canadian Affiliate Relationship Code and the Enbridge US FERC Code of Conduct, as applicable. Enbridge and EELP shall review and, if required, update the Enbridge Canadian Affiliate Relationship Code and the Enbridge US FERC Code of Conduct within six (6) months from the date of approval of this MTS Agreement.

40.	AUDIT

40.1

Upon sixty (60) days written notice to Enbridge and subject to Enbridge’s confidentiality obligations to third parties, the MTS Management Committee may engage an independent accountant or other auditor at its expense to conduct a review of the Enbridge Mainline’s financial results and of all data and information related to and necessary to establish compliance with this MTS Agreement, including the calculation of the MTS Financial Return, provided that no audit shall be initiated any later than twelve (12) months from the end of the Term. The independent accountant or auditor will enter into a confidentiality agreement with Enbridge to ensure non-disclosure of confidential and commercially sensitive information, and Enbridge will use commercially reasonable efforts to assist the completion of the audit on a timely basis, during normal business hours. The RSG may exercise the audit right set out in this Article 40.1 once every calendar year during the Term. No exercise of the audit right will compromise the right of a Shipper to challenge the inclusion of any unreasonable or imprudent costs before the applicable regulator.

41.	CER FILINGS

41.1	In each year, Enbridge will make the filings required by the CER Filing Manual, as amended from time to time, and Enbridge will provide these filings to the MTS Management Subcommittee upon request.

42.	DISPUTE RESOLUTION

42.1

In the event of a dispute between Enbridge and any Shipper (or group of Shippers) concerning the interpretation of or in relation to any rights or obligations under this MTS Agreement (“Dispute”), either Enbridge or the Shipper(s) may provide written notice to the other(s) (“Dispute Notice”) outlining the Dispute in reasonable detail and invoking this dispute resolution process following which any limitations period applicable to such Dispute shall be suspended for ninety (90) days. Within fourteen (14) business days following the receipt of a Dispute Notice, Enbridge and the disputing Shipper(s) will each appoint a representative to appreciate and assess the Dispute and that has the authority to negotiate and attempt to resolve the Dispute. If the Dispute is not resolved within ninety (90) days following the receipt of the Dispute Notice or, if mutually agreed to, an extension of such ninety (90) day period, the negotiations will be deemed to have failed and either Enbridge or the Shipper(s) may refer the Dispute to the CER or any other applicable regulator for resolution. Notwithstanding the foregoing, all Parties retain all rights for dispute resolution with any applicable regulator.

43.	END OF TERM MATTERS

43.1

Absent agreement of the Renegotiation Subcommittee with respect to a successor settlement agreement, and approval by the CER for the successor settlement agreement to be effective upon the expiry of the MTS Agreement, the Base CLT Tolls, CAD Base IJT Tolls, USD Base IJT Tolls, and all applicable surcharges (with the exception of the L3R Surcharge) that are in effect on the last day of the Term will automatically form part of new interim tolls until a new tolling framework is approved by the CER and implemented by Enbridge. Following the expiry of this MTS Agreement, the L3R Surcharge will continue to be calculated in accordance with the terms of the Line 3R IRS.

43.2

If there are any remaining true-up adjustments or Carry Forward Offset Amount at the end of the Term, the revenue or costs associated with those adjustments will be reserved and credited or debited against the annual revenue requirement of the next toll settlement or cost of service filing, as applicable.

44.	ENTIRE AGREEMENT

44.1

This MTS Agreement replaces and supersedes all prior or contemporaneous commitments, understandings, term sheets or agreements, whether oral, written or implied, between the Parties with respect to the subject matter hereof, except to the extent that such agreements are referenced herein.

45.	GENERAL TANKAGE PRINCIPLES

45.1

If Enbridge or its Affiliates elects to build additional Enbridge Mainline tankage during the Term, including additional tank capacity for Breakout Service, Enbridge will inform the RSG prior to starting construction and consult with the RSG on the proposed service category prior to including the associated Capital Expenditures in the Canadian Mainline rate base.

45.2

If EELP elects to build additional Enbridge Mainline tankage during the Term, including additional tank capacity for Breakout Service, EELP will negotiate with CAPP for the recovery of the associated Capital Expenditures in the Local Lakehead Tolls.

45.3	EPI and EELP will not build any receipt or delivery tanks for connecting carriers.

46.	NOTICE OF CHANGE IN CERTAIN POLICIES AND REGULATION

46.1

Enbridge will notify the RSG of any changes to any of Enbridge’s or of Enbridge’s Affiliates’ corporate or business unit overhead allocation, capitalization, and other policies that affect the inputs or variables in the MTS Financial Return.

46.2

Enbridge will notify the RSG of any major regulatory change or change in law that results in additional Capital Expenditures or O&A costs being spent by Enbridge or its Affiliates on the Enbridge Mainline.

47.	PRO-FORMA TARIFF

47.1	The MTS Pro-Forma Tariff is attached hereto as Schedule “P”.

48.	LEVELS OF SERVICE

48.1

The Enbridge Mainline level of service as of the date hereof shall be maintained during the Term. If there is a material change that affects the overall ratability, reliability or predictability of service, or quality of Crude Petroleum on the Enbridge Mainline, Enbridge will consult with the RSG.

49.	SOURCE DATA

49.1

In the event that any publication or data source referred to in this MTS Agreement and required for the calculations set forth herein ceases to be published, the Parties shall negotiate in good faith on a suitable replacement in a timely fashion.